EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Stock Acquisition Rights (No. 47), the Stock Acquisition Rights (No. 50), the Stock Acquisition Rights (No. 54), the Stock Acquisition Rights (No. 57) , the Stock Acquisition Rights (No. 60), the Stock Acquisition Rights (No. 62) , the Stock Acquisition Rights (No. 63) , the Stock Acquisition Rights (No. 66) and the Stock Acquisition Rights (No. 67) of Nomura Holdings, Inc. of our reports dated June 25, 2015, with respect to the consolidated financial statements of Nomura Holdings, Inc., and the effectiveness of internal control over financial reporting of Nomura Holdings, Inc., included in its Annual Report (Form 20-F) for the year ended March 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan

March 30, 2016